Exhibit 10.12

Money Lending Agreement (Excerpt)

Contracting Parties

Debtor: KAIYO JAPAN CO., LTD (Representative Director: Bi Shihai)

Joint Guarantor: BI SHIHAI

Lender: Tokyo Shinkin Bank (Nakano-sakaue Branch)

Loan Terms

1.	Purpose: Funds for payment of miscellaneous expenses

2.	Repayment Date: March 12, 2026

3.	Repayment Method: As detailed below

4.	Interest: 2.100% per annum (calculated daily based on 365 days per year)

5.	Interest Payment Date: Advance payment of one month’s interest by the 25th of each month

6.	Penalty Interest: 14.00% per annum (calculated daily based on 365 days per year)

Repayment Method

Principal and Interest Equal Installment Repayment

Starting October 25, 2021, repay in 54 installments of ¥93,000 each on the 25th of each month

Final payment due on the final date: ¥71,000

Contract Terms (Excerpt)

Article 1 (Account Transfer)

Automatic withdrawal from designated account. Immediate replenishment required if insufficient funds. No notice required.

Article 2 (Early Repayment)

Notify at least 14 business days prior to the monthly repayment date. Prescribed handling fee required.

Article 3 (Collateral)

Provide additional collateral or guarantor if collateral value decreases or creditworthiness is compromised.

Article 4 (Loss of Benefit of Term)

Benefit of term is automatically forfeited upon payment suspension, bankruptcy filing, transaction suspension order, collateral seizure, etc.

Article 5 (Setoff and Application of Refunds by the Credit Union)

The Credit Union may set off against the debtor’s deposits, etc.

Article 6 (Setoff by the Debtor)

The debtor may also exercise the right of setoff.

Article 7 (Designation of Application by the Credit Union)

The Credit Union shall designate the order of setoff and application of refunds.

Article 8 (Debtor’s Designation of Allocation)

The debtor may designate the order of allocation. If no designation is made, the Credit Union shall determine it.

Article 9 (Risk Bearing, Exemption, etc.)

Damages due to loss of the certificate or destruction of collateral shall, in principle, be borne by the debtor.

Article 10 (Bearing of Expenses)

Expenses for creditor protection, collateral disposition, etc., shall be borne by the debtor.

Article 12 (Changes to Notified Items)

Changes to address, representative, seal, etc., must be notified immediately.

Article 13 (Reporting and Investigation)

Obligation to submit financial statements and report on business conditions exists.

Article 14 (Guarantee)

Guarantors bear joint and several liability for the guarantee obligation and cannot assert exemption.

Article 16 (Obligation to Prepare Notarized Documents)

Upon request by the credit union, prepare notarized documents acknowledging compulsory execution.

Article 17 (Governing Law, Agreed Jurisdiction)

Governing law is Japanese law. Agreed jurisdiction is the court at the location of the Tokyo Credit Union Head Office.

Article 18 (Exclusion of Anti-Social Forces)

Prohibits involvement with organized crime group members, etc. Violation results in loss of the benefit of time.

The following table illustrates the material terms of the loan agreement by and between Kaiyo Japan Co., Ltd and The Tokyo Shinkin Bank:

No.	Debtor	Creditor	Loan Amount (JPY)	Annual Interest Rate	Payment Term		Guarantor/Mortgage
1	Kaiyo Japan Co., Ltd	The Tokyo Shinkin Bank	5,000,000	2.1%	From 2021/3/12 to 2026/3/12	Starting from 2021/10/25, 93,000 JPY shall be paid monthly with the remaining balance 71,000 JPY to be paid by 2026/3/12.	Shihai Bi

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